Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS Q2-2015 FINANCIAL RESULTS

AND PROVIDE A BUSINESS UPDATE

Wednesday, August 12, 2015

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s second quarter 2015 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we will hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Lisa Sundstrom, SANUWAVE’s Interim Chief Financial Officer, please go ahead.

Lisa Sundstrom

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

Yesterday afternoon, SANUWAVE announced an update of our activities during the quarter as well as our second quarter 2015 financial results and filed our Quarterly Report on Form 10-Q with the SEC. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, August 12, 2015. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thanks Lisa. Good morning everyone and thank you for joining us.

The second quarter has been a busy and productive quarter for Sanuwave. We met or exceeded all of the milestones we established in prior calls:

●	We had a great meeting with the FDA which Pete will discuss.
●	We renegotiated our debt with Healthtronics which showed their strong support for our company and belief in the technology.
●

We presented positive results with Sanuwave technologies at the biolfilms conference at Montana State which Iulian will discuss along with an increase in our patent portfolio with a use of our shockwave technology in the oil industry. He will also discuss continued research in the new applications with the University of Georgia and Montana State University.

Lastly we increased the shares authorized for issuance from 155 to 355 million. On this last accomplishment, let me be clear, the authorization is not intended to be fully utilized, but needed to be in place to offer flexibility when pursuing potential financing alternatives. When you get authorization it is similar to life insurance, never intended for use, but has to be in place.

Finally, you are all well aware we are focused on balancing our time and funds on initiatives that can create significant shareholder value in the near term and longer term. We will conclude the call today with Q&A, but prior to that we will list our objectives for the next 90 days.

With that let me turn it over to Lisa to review our Q2-2015 results.

Lisa Sundstrom

Thank you, Kevin.

Revenues for the second quarter of 2015 were $240,000, an increase of $1,000, or 1%, from the prior year. Revenues for the six months ended June 30, 2015 were $450,000, an increase of $67,000 or 18% from the prior year. Our revenues result primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The increase in revenues for 2015 is due to higher sales of orthoPACE devices in Europe, primarily in Italy, as compared to the prior year, as well a higher sales of new applicators with the new devices.

Research and development expenses for the second quarter of 2015 were $457,000, a decrease of $557,000, or 55%, from the prior year. These expenses decreased $687,000, or 39%, to $1.1 million for the six months ended June 30, 2015. The decrease in 2015 is a result of lower costs for clinical sites participating in the dermaPACE clinical study as there were fewer active patients in the clinical study as compared to the prior year.

General and administrative expenses for the second quarter of 2015 were $637,000, a decrease of $58,000, or 8%, from the prior year. These expenses were $1.2 million, a decrease of $792,000, or 40%, for the six months ended June 30, 2015. The decrease for 2015 was primarily due to higher consulting expenses in 2014 related to the capital raises completed in March of last year. This decrease is partially offset by increased legal fees in 2015 related to patent filings.

Net loss for the second quarter of 2015 was $1.5 million, or ($0.02) per share, compared with a net loss of $1.7 million, or ($0.03) per share in 2014, a decrease in the net loss of $172,000, or 10%. Net loss for the six months ended June 30, 2015 was $2.7 million, or ($0.04) per share, compared with a net loss of $4.3 million, or ($0.10) per share in 2014, a decrease in net loss of $1.6 million, or 37%. The reduction in the net loss for 2015 was primarily a result of the reduced operating expenses in 2015 which I just discussed.

Looking at cash flows, as of June 30, 2015, we had cash on hand of $1.6 million, compared with $3.6 million at December 31, 2014. Net cash used by operating activities was $1.9 million for the first half of 2015, compared with $4.1 million for 2014. The decrease for 2015 in cash used for operations was primarily due to lower operating expenses in 2015 and the reduction of accounts payable and accrued expenses in 2014.

We continue to project that our cash burn-rate from operations will be approximately $400,000 to $500,000 per month in 2015 during the patient follow-up phase of the dermaPACE clinical trial.

Now, let me turn the call back to Kevin Richardson for a business review.

Kevin Richardson

Thank you, Lisa. I will have each of the senior members of the management team discuss their respective areas so now we’ll have Pete Stegagno, our Vice President of Operations and Regulatory Affairs, walk you through the status of the dermaPACE clinical trial.

Pete Stegagno

Thank you, Kevin.

In our dermaPACE DFU clinical trial update call of June 30, we reported that the trial has been closed to further enrollment and that SANUWAVE is working with the individual clinical sites to finalize all trial data. The intent of this effort is to be able to lock the database. What we mean by “locking” the database is to essentially ensure contents of the trial database cannot be modified in any in order to ensure data integrity. These efforts are tedious in that stringent quality control reviews are conducted to identify missing data fields where data is expected, and to identify redundant or conflicting data and to correct such data. For example, sites enter patient visit data into two platforms, one for the pictures taken of the wound at each visit, and the other for electronic database. If there are conflicting dates entered in the two platforms, the dates have to be reconciled to one, correct entry. We are 95% complete in the data cleanup effort and we are on target for a database lock by the end of August. Once we have locked the database, top line analysis will begin and we expect to have primary and key secondary objective results in September.

We are excited to finally have reached this point in the trial. It has been a long time coming. This is really the culmination of two trials, the first having begun enrollment in 2007. While in that trial we did not meet the primary objective of significantly different rates of complete wound closure at 12 weeks post-initial treatment over the sham control group, we did see significant and clinically meaningful results. We did see a statistical significance for closure at 20 weeks and beyond. We also saw significant improvement in wound area reduction, rates of wound closure, and decreased rates of recurrence and amputation.

We began our current supplemental clinical trial in 2013. The clinically meaningful results from the first trial were used to build a protocol for the current supplemental trial. This current supplemental trial is the result of working with FDA to design a statistical plan using Bayesian statistical principles to define the dermaPACE treatment benefit established in our previously conducted pivotal study. Bayesian designs are supported by the FDA where there is strong prior evidence that can be incorporated into the clinical study design. This statistical plan incorporated the prior positive information regarding complete wound closure after one treatment cycle to bear on the design of the supplemental study. Under this Bayesian design, an independent Data Monitoring Committee (DMC) was set up in order to review primary efficacy results at pre-defined patient enrollment milestones during the course of the trial. The purpose of the DMC is to determine if the difference in rates of complete closures in each group at 12 weeks are indicative of study success and review safety data.

The DMC has now met twice, first in August 2014 after the 90th patient completed the initial 12 week efficacy phase of the trial. The second meeting was in May 2015 after the 130th patient completed the initial 12 week efficacy phase of the trial. In both cases, the DMC came back to us with the finding that the rates of wound closure between dermaPACE and sham at 12 weeks did not meet the pre-defined monitoring success criterion. In layman’s terms, the difference of the rates of wound closure between the two arms at 12 weeks was not sufficient to declare success.

In the meantime, we met with FDA this past June to discuss our proposals for additional analyses of wound closure after 12 weeks and up to and including 24 weeks. We also proposed various co-variate and sub-group analyses. The FDA stated they were on-board with our plan to analyze additional secondary objectives. A key take-away from this meeting was that there is precedence of FDA approving devices via PMA based on the totality of the data. What this means is that, even failing to achieve a primary objective, if other data, including secondary endpoints, shows a clinically meaningful outcome, the FDA will still review a PMA submission and can still make an “approvable” decision.

Depending on the results of the trial, we expect to complete the PMA submission process to FDA by Q4-2015 or early Q1-2016. As we reported in an earlier update call, we are very encouraged, after having met with FDA in June, that should the results of the second trial at least mirror that of the first trial, we can provide a compelling, clinically relevant set of results in a PMA for FDA’s consideration for approval. Our statistical plan incorporates Bayesian principles which includes the positive results from the first trial in the analysis of the current trial. In essence, we are combining the results from the two trials into one analysis.

For other news, we continue to see steady results for orthoPACE device sales, primarily in Italy and South Korea. We continue to work with our partners in Canada and Australia to make inroads in those markets for dermaPACE, primarily through device placement in key clinics. Respected clinicians in these countries are beginning to use the device and are coming away impressed that dermaPACE can be an effective, low cost modality in the management of chronic wounds. Having these key opinion leaders on board with us will help in furthering our market penetration.

Kevin.

Kevin Richardson

Thank you, Pete. We look forward to talking to you again in September to discuss our top line results.

Next, we want to update you on recent developments on medical and non-medical uses of our patented technology. Let me turn it over to Iulian Cioanta, our head of research and development.

Iulian Cioanta

Thank you Kevin and good morning everyone.

The results of the tests from the Center for Biofilm Engineering from Montana State University on Staph aureus and on Pseudomonas biofilms showed a log reduction in between 3 and 4, which translates in 99.9% to 99.99% reduction/removal of the biofilm. We presented these results in two posters and also had a lab demonstration during the conference on biofilms held at Montana State University on July 14th to July 16th. The two posters and the lab demonstration raised a significant interest from medical and non-medical companies present at this conference, which translated in an invitation to present our technology at 3M to both medical and non-medical business units. Also, we started business contacts regarding industrial and medical biofilm removal with other participants at the biofilm conference, companies that are interested in finding solution for their specific biofilm problems.

Our work at University of Georgia on blood sterilization has continued with successful results. In the time that passed from our last teleconference we confirmed the sterility of our microbiology technique (practically we do not add new bacteria during blood harvesting, treatment, and analysis). To assess the influence of shock waves on bacteria, besides culturing bacteria after shock wave treatment, we are staring to use Fluorescent Activated Cell Sorting (FACS) machines to more accurate and faster quantify bacterial killing. Our experiments will continue to use E-coli and Staph aureus, which are bacteria responsible for many infections and are tough to kill.

We continue to expand our patent portfolio regarding shock wave technology. We recently received U.S. Pat. No. 9,057,232 related to the use of shock waves, generated with laser systems, for hydraulic fracturing of rock formations, which can be employed in both secondary and tertiary oil recovery. This is SANUWAVE’s first patent for the energy industry that teaches the use of lasers for generating the shock waves, which offers a much longer useful life and lower required maintenance for the shock wave devices deployed deep inside the oil bores. This fits the needs of low maintenance systems required by the energy industry applications.

Kevin.

Kevin Richardson

Thank you, Iulian

Lisa will summarize the progress we’ve made internationally. Let me turn it over to Lisa.

Lisa Sundstrom

Our international sales growth has continued with revenue up 18% this year from last year. This was due to increased sales of our orthoPACE devices in Italy, which has always been a key market in the use of our technology for treating tendonopothies such as for knee and shoulder pain.

In South Korea, in conjunction with our exclusive distributor, we have been working with the regulatory authority for device approval for our dermaPACE device. Our distributor already has approval for our orthopedic device, the orthoPACE

We will continue to provide updates as these efforts continue to progress.

Kevin.

Kevin Richardson

Thank you, LIsa.

As you just heard the second quarter had many accomplishments of which we are proud, but we must now look forward to what we have to expect in the near term, which we define as prior to our next quarterly conference call.

First, we will be announcing our top line results of our supplemental study in the second or third week of September. As you are well aware, we are blinded to the data and are in the process of ‘Unblinding” currently. What we do know is the DMC has told us we will not meet our primary end point of 100% closure at 12 weeks. The top line data will help us understand and shape how to proceed with our submission to the FDA. Based on the our meeting in June, when the FDA was aware of the DMC’s findings, and still recommended to proceed with a submission we remain confident that we will find success in our PMA submission.

Second, assuming decent top line data, we will begin the submission process with our PMA to the FDA.

Third, based on the success of our top line date findings, we will either have completed a JV, partnership, or sale of the wound product or concluded a capital raise to complete the FDA trial successfully and being the commercialization of the product. We are very excited about bringing a unique, novel cost effective and patient friendly product to a market that sorely needs innovation. As we have stated before when the product is approved we think adoption will be quick because the patient will benefit from the convenience and ease of application and the fact there is no surgery. The physician benefits because he will make more money on his time spent on treatment. Finally, payors will benefit as the pricing is much more competitive then currently available offerrings in the advanced wound care space.

Finally, as I mentioned on the last call, we are hoping that by year end we will be in a position to announce a JV or partnership in the non-medical space.

I will stop here and we are happy to answer any questions that you may have.

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson